Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-148002 on Form S-8 of our report dated June 2, 2009 relating to the consolidated financial statements of Tongjitang Chinese Medicines Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts) appearing in the annual report on Form 20-F of Tongjitang Chinese Medicines Company for the year ended December 31, 2008.
/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
June 2, 2009